CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the Nile Capital Investment Trust and to the use of our report dated March 26, 2010 on the statement of assets and liabilities and the related statement of operations as of March 25, 2010 of the Nile Pan Africa Fund (“the Fund”), a series of shares of beneficial interest of Nile Capital Investment Trust. Such financial statements appear in the Fund's Statement of Additional Information.

                       BBD, LLP

Philadelphia, Pennsylvania

March 26, 2010